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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                  SCHEDULE 13G

                        Under the Securities Act of 1934
                               (Amendment No. 3)*

                         First Cherokee Bancshares, Inc
                         ------------------------------
                                (Name of Issuer)

                     Common Stock, $1.00 par value per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                   319-45P-107
                                  ------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                               SCHEDULE 13G



-----------------------
  CUSIP NO. 319-45P-107                 13G
-----------------------

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      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Dennis M. Lord
      ###-##-####

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

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                          SOLE VOTING POWER
                     5
     NUMBER OF            33,880

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,860
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             33,880

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,860
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      36,740

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.1%

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      TYPE OF REPORTING PERSON*
12
      IN

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 5 pages
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                                     SCHEDULE 13G             Page 3 of 5 pages

Item 1(a).        Name of issuer:

                  First Cherokee Bancshares, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  9860 Highway 92
                  Woodstock, Ga. 30188

Item 2(a).        Name of Person filing:

                  Dennis M. Lord

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  3155 Trickum Road
                  Woodstock, Ga. 30188

Item 2(c).        Citizenship:

                  United States of America

Item 2(d).        Title of Class of Securities:

                  Common Stock, $1.00 par value

Item 2(e).        CUSIP Number:

                  319-45P-107

Item 3. If this statement is filed pursuant to Rules 13d-s(b), check whether the person filing is:

                  Inapplicable
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                                   SCHEDULE 13G               Page 4 of 5 pages

Item 4. Ownership as of December 31, 1997:
        (a) Amount beneficially owned:        36,740
        (b) Percent of class:                          6.1%*
        (c) Number of shares as to which such person has
             (i)   sole power to vote or direct the vote:                33,880
             (ii)  shared power to vote or direct the vote:              2,860**
             (iii) sole power to dispose or to direct the disposition of 33,880
             (iv)  shared power to dispose or direct the disposition of  2,860

             *Adjusted to reflect 16,500 shares deemed to be beneficially owned through the right to exercise warrants within 60 days of December 31, 1997.
             **Mr. Lord shares voting and investment power with his wife on the indicated shares.

             ----------------

Item 5. Ownership of Five Percent or Less of a Class:

         Inapplicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

         Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

         Inapplicable

Item 8. Identification and Classification of the Members of the Group:

         Inapplicable

Item 9. Notice of Dissolution of Group:

         Inapplicable

Item 10. Certification:

         Inapplicable
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                                   SCHEDULE 13G               Page 5 of 5 pages

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      Date: February 11, 1998

                                                Signature: /s/ Dennis M. Lord

                                                         Name: Dennis M. Lord